[INTERSIL LOGO]


FOR IMMEDIATE RELEASE:

Contact: Meghan Dalton                      Brent Dietz
         Intersil Corporation               Intersil Corporation
         Tel: (949) 341-7062                Tel: (321) 729-5973
         E-mail: mdalton@intersil.com       E-mail: bdietz@intersil.com





           INTERSIL TO ACQUIRE BROADBAND WIRELESS ACCESS LEADER SICOM

         - Acquisition Strengthens Intersil's Leadership in Wireless Communication ICs

IRVINE, Calif., September 5, 2000 - Intersil Corporation (NASDAQ: ISIL), a leading supplier of communications semiconductors, today announced that it has signed a binding letter of intent (LOI) to acquire Scottsdale, Arizona-based SiCOM, Inc. for approximately 3.7 million shares of Class A common stock. When completed, the acquisition will provide Intersil with a strong position in the rapidly growing broadband wireless access market.

"Our vision is to enable wireless zones of connectivity at home, at work and for people on the go," said Greg Williams, Intersil president and CEO. "Intersil is the global leader today with PRISM(R) 11 Megabit-per-second (Mbps) wireless
LAN solutions that provide wireless connectivity within structures like homes, airports and businesses. Our SiCOM acquisition will enable development of Intersil semiconductors, software and modem reference designs that deliver data at OC3 (155Mbps) and in the near future, OC12 (622Mbps) wireless fiber speeds from the Internet to the enterprise and ultimately to homes. We believe that this acquisition is a synergistic fit for Intersil, bringing our customers closer to a high-data-rate, end-to-end solution for wireless connectivity to broadband content."

                                     (More)

SiCOM is a fabless semiconductor manufacturer specializing in broadband modem silicon Application Specific Standard Parts (ASSPs) and board level products for equipment manufacturers serving fixed wireless infrastructure and access markets. SiCOM's highly-integrated modem technology allows equipment manufacturers to develop robust wireless networks with fiber-quality availability (99.999%), higher capacity and lower cost than alternative technologies. SiCOM's technical leadership has helped the company develop very strong relationships with both leading and emerging telecommunications equipment manufacturers. SiCOM's portfolio and technical capabilities add planned IEEE 802.16-compliant products to Intersil's existing offerings, expanding customer performance options into the >100Mbps range.

"We're excited to be a part of the Intersil team," said Bob Solem, chairman and CEO of SiCOM. "We feel that SiCOM adds complementary strength to Intersil, which has clearly established itself as a force in high speed wireless networking. Our expertise in high-speed modem design coupled with their strengths in digital radio design, wireless LANs and strong customer relationships provide a solid foundation for future growth. Intersil helped to create the wireless LAN market and, in a very short period of time, shipped over one million 11-megabit radios to communications leaders worldwide. We look forward to being part of Intersil and helping our customers make high quality wireless broadband access a reality."

ABOUT INTERSIL
Irvine, California-based Intersil uses its semiconductor expertise to enable highly integrated voice, data and video communications. Intersil's integrated communications portfolio includes PRISM(R) Wireless Local Area Network (WLAN) chip sets that enable mobile connectivity products for the home and office; analog and mixed-signal integrated circuits for broadband access to wireless and wired Wide Area Networks (WANs); and power management products that enable 24x7 reliability in network servers, next generation PCs and information appliances. For more information about Intersil, visit the company's Internet homepage at www.intersil.com.

                                     (More)

                                       -3-
ABOUT SICOM, INC.

SiCOM is a leading provider of modem semiconductors for broadband wireless communications. SiCOM's modems increase capacity, reduce cost, and improve reliability of next generation broadband networks. SiCOM's family of silicon solutions and circuit card products are embedded in leading broadband wireless network products.

This press release contains information relating to the growing demand for wireless products that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management's current expectations, estimates, beliefs, assumptions, and projections about our business and our industry. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will" and variations of these words or similar expressions are intended to identify forward looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward looking statements. These forward-looking statements are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in the forward looking statements as a result of various risk factors. Important risk factors that may cause such material differences for Intersil in connection with the wireless market include, but are not limited to, the rate at which our present and future customers and end-users adopt Intersil's wireless technologies and products; the timing, rescheduling or cancellation of significant customer orders; the loss of a key customer; the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products; silicon wafer pricing and the availability of foundry and assembly capacity and raw materials; intellectual property disputes; as well as other risk factors detailed from time to time in Intersil's filings with the U.S. Securities & Exchange Commission. These forward-looking statements are made only as of the date of this press release and Intersil undertakes no obligation to update or revise these forward-looking statements.

For a detailed discussion of these and other cautionary statements, please refer to Intersil Holding Corporation's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, its Registration Statement on Form S-1, as amended, and the amendment to Registration Statement on Form S-4 to be filed by Intersil Holding Corporation.

We urge investors and security holders to read the amendment to Registration Statement on Form S-4 to be filed by Intersil Holding Corporation, when it becomes available, regarding the above-referenced business combination transaction, because it will contain important information. Investors and security holders may obtain a free copy of the amendment to Registration Statement on Form S-4 (when available) and other documents filed by Intersil Holding Corporation at the SEC's web site at www.sec.gov. You may also obtain for free each of these documents (when available) from Intersil Holding Corporation by directing your request to Investor Relations at (949) 341-7062.


                                      # # #

PRISM is a registered trademark of Intersil Corporation.